UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

December 18, 2008

Date of report (Date of earliest event reported)

ConAgra Foods, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-7275	47-0248710
(Commission File Number)	(IRS Employer Identification No.)

One ConAgra Drive
Omaha, NE	68102
(Address of Principal Executive Offices)	(Zip Code)

(402) 595-4000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On December 18, 2008, the Board of Directors of ConAgra Foods, Inc. (the “Company”) appointed Rajive Johri a director of the Board based on the recommendation of the Board’s Nominating and Governance Committee. The appointment will be effective as of January 1, 2009. The appointment brings the total size of the board to nine members. On December 18, 2008, the Board also appointed Mr. Johri to the Audit Committee and Nominating and Governance Committee of the Board of Directors, each appointment to be effective as of February 5, 2009.

On January 2, 2009, the first trading day following the effectiveness of Mr. Johri’s appointment, he will receive a grant of 1,350 shares of the Company’s common stock and a grant of non-statutory options to acquire 6,750 shares of the Company’s common stock, with an exercise price equal to the closing market price of the Company’s common stock on the date of grant. These grants reflect a prorated portion of the annual equity award provided to non-employee directors and described in the non-employee director’s compensation section of the Company’s August 2008 proxy statement. In addition to this equity award, Mr. Johri is eligible to participate in the other non-employee director compensation arrangements described in the Company’s August 2008 proxy statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONAGRA FOODS, INC.

Date: December 22, 2008	By:	/s/ Colleen Batcheler
	Name:	Colleen Batcheler
	Title:	Senior Vice President, General Counsel and Corporate Secretary